Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 17, 2012, with respect to the consolidated financial statements and schedule of Delphi Automotive PLC, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-179829) and related Prospectus of Delphi Automotive PLC for the registration of $500,000,000 of 5.875% Senior Notes due 2019 and $500,000,000 of 6.125% Senior Notes due 2021.

/s/ Ernst & Young LLP

Detroit, Michigan

March 29, 2012